Exhibit 99.1

THE NASDAQ STOCK MARKET

LISTING QUALIFICATIONS DEPARTMENT

9600 BLACKWELL ROAD

ROCKVILLE, MD 20850

By Facsimile and Regular Mail

March 23, 2006

Mr. Ronald S. Kaplan

Chief Executive Officer

Action Products International, Inc.

1101 N. Keller Road, Suite E

Orlando, FL 32810

Re:	Action Products International, Inc. (the ‘Company”)

Nasdaq Symbol: APII

Dear Mr. Kaplan:

According to the Company’s Form 8-K filed on March 21, 2006, independent director and audit committee member Alan Stone informed the Company on March 17, 2006 that he is resigning from the Board of Directors, effective immediately Consequently, the Company no longer complies with Nasdaq’s audit committee requirement as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rule 4350(d)(4), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or March 17, 2007, in order to regain compliance. The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.

Marketplace Rule 4830(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based1. The Company must provide a copy of this announcement to Nasdaq’s

[1]	‘ Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY: LETTER) indicating that the Company fails to comply with The (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUES OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule (s) .

Marketwatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.2 For your convenience, we have enclosed a list of news services.3

In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.

Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days.4 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.

In addition, Nasdaq will broadcast an indicator over its market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter. If you have any questions, please contact Jeffrey W. Preusse, Lead Analyst, at (301) 978-8085.

Sincerely,

Cynthia T. Melo

Director

Nasdaq Listing Qualifications

[2]	This notice should be provided to the attention of Nasdaq’s Marketwatch Department (telephone: 301/978-8510) facsimile: 3011978-8510). and to Nasdaq’s Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/M8-8080). 9600 Blackwell Road, Rockville Maryland 20850.
[3]	The Company must ensure that the full text of the required announcement is disseminated publicly. The Cornpany has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.
[4]	See, SEC Release No. 34-49424.